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                                                                    EXHIBIT 23.2

       REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND CONSENT

The Board of Directors
PAV Republic, Inc.

The audit referred to in our report dated March 21, 2005 included the related financial statement schedule for the year ended December 31, 2004 and the period from October 7, 2003 (inception) through December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of PAV Republic, Inc.'s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated March 21, 2005 with respect to the consolidated financial statements of PAV Republic, Inc. and subsidiaries as of December 31, 2004 and 2003 and for the year ended and for the period October 7, 2003 (inception) through December 31, 2003, included herein, and to the reference to our firm under the heading "Experts," "Summary Consolidated Financial and Operating Data," and "Selected Historical Consolidated Financial and Other Data" in the prospectus.

Cleveland, Ohio
March 21, 2005